CONFIDENTIAL

MASTER SERVICE AGREEMENT

by and between

Vibalogics GmbH, Zeppelinstr. 2, 27472 Cuxhaven, Germany

- hereinafter referred to as: "Vibalogics" -

and

Advaxis Inc., Technology Centre of New Jersey, Suite 117, 675 U.S., Route 1, North Brunswick, NJ 08902, USA

- hereinafter referred to as: "Partner" -

Table of Content

Whereas, Partner is a company engaged in the business of development of tumour vaccines based on recombinant bacteria of the species Listeria monocytogenes and wishes to have performed certain services which are offered by Vibalogics; and

Whereas, Vibalogics is a company active in the field of biotechnology, biopharmaceuticals and vaccines and provides research- and production services in this regard; and

Whereas, Vibalogics is willing to provide the services requested by Partner in accordance with the provisions as set forth in this Agreement and the individual contracts concluded hereunder;

Now therefore, the Parties hereto agree as follows:

Article 1
Definitions

Agreement	shall mean this Master Service Agreement including its Annexes, Schedules and Appendices and any amendment made thereto.
Affiliate	shall mean with respect to any entity or person, any other entity or person controlling, controlled by or under common control with such entity or person. For purposes of this definition, "control" shall mean the authority or power to direct the management and policies of any entity or person, and "controlling" and "controlled" shall be interpreted accordingly.
Change of Control	shall mean a change in ownership or control of a party effected through any of the following transactions: (i) the acquisition, directly or indirectly, by any person or entity or related group of persons or entities (other than by that party itself or an Affiliate of that party), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of that party's outstanding securities pursuant to such

transaction; (ii) a merger, consolidation, reorganization of a party or a similar business combination, in which beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of that party's outstanding securities are transferred to person(s) and/or entity(ies) different from the person(s) and/or entity(ies) holding those securities, directly or indirectly, immediately prior to such transaction; or (iii) the sale, transfer or other disposition (including exclusive license) of all or substantially all of a party's assets (including, IP rights which, in the aggregate, constitute substantially all of that party's material assets).

Confidential Information

means all information, whether in oral, written, graphic, electronic or other form (including copies thereof), disclosed by or on behalf of one party to this Agreement to the other party. In particular, Confidential Information includes, without limitation, project-related information; any trade secrets, inventions or research and development information; information related to the facility, equipment, technology, know-how, engineering or other data, processes or techniques; manufacturing, planning or marketing information, procedures or strategies or any financial or other business information of the Disclosing Party and/or any of its Affiliates, information which, if divulged to a third party, could have an adverse impact on the Disclosing Party and/or any of its Affiliates, or on any third party to which it or they owe a confidentiality obligation and all information which is marked or designated confidential or which, by its nature, is confidential. The Foreground IP, Results and the Reports shall be deemed and considered Confidential Information for any purpose whatsoever.

GMP

shall mean Good Manufacturing Process as defined in the applicable laws, rules and directives. Moreover, Vibalogics will also undertake reasonable

endeavours in order to provide compliance with US law and FDA guidelines.

Background IP	shall mean intellectual property and/or know-how controlled by a party prior to and during the existence of this Agreement; for the purposes of this clause, control means, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sub-license or other right to or under, such intellectual property or know-how without violating the terms of any agreement or other arrangement with any third party.
Foreground IP	shall mean intellectual property, rights, and/or know-how invented, conceived, developed or reduced to practice by Vibalogics for Partner during the existence of this Agreement, expressly excluding the improvement and further development of Background IP, and new IP which was developed in the course of but not in connection with or specifically for a Project.
Project Agreement	shall mean the individual contract concluded under the Agreement specifying the Services to be rendered.
Party, Parties	shall mean Partner and/or Vibalogics as the case may be.
Results	shall mean data, processes, methods, banks, cultures, and/or regulatory information, records, filing, and/or application; results, inventions and other information generated in the process of a Project.
Services	shall mean the GMP- and/or non-GMP-services provided by Vibalogics as defined in **Appendix 1**.
TQA	shall mean the individual Technical/Quality Agreement which will be concluded between the Parties in case GMP-services are provided.

Report — means the written document prepared by Vibalogics under this Agreement for an individual Project and defined more in detail in the respective Project Agreement.

Article 2
Scope of the Agreement

(1) Vibalogics hereby agrees to provide the Services requested by Partner for individual Projects (hereinafter referred to as "Project"). For each Project the Parties will mutually agree on Services to be provided by Vibalogics, i.e. the Parties will lay down in the Project Agreement the Services (e.g. GMP and/or non-GMP), timelines, prices and remuneration to be rendered under the scope of this Agreement on a case-by-case basis.

(2) Partner is not obliged to commission Projects under the Agreement and Vibalogics is not obliged to enter into a Project Agreement or to provide the Services requested.

(3) Vibalogics will render its Services under the Project Agreement in compliance with all applicable laws, rules and regulations, and in case of GMP-Projects namely, but not limited to, Article 12 of Directive 2003/94/EC, § 9 (1) of the Ordinance on the Manufacturing of Medicinal Products and Active Pharmaceutical Ingredients, and "The rules governing medicinal products in the European Community, Volume IV – Good Manufacturing Practices for medicinal products" and relevant Annexes (EU GMP guidelines) as the same may be amended or updated from time to time if applicable for the Project Agreement in question. Moreover, Vibalogics will also undertake reasonable endeavours in order to provide compliance with USFDA regulations at 21 CFR 210 and 211.

(4) Vibalogics will obey insurance obligations and will comply with the standard of care internationally customary with regard to the Services.

(5) In case Partner wishes to have additional Services which have originally not been foreseen for the Project Agreement in question, carried out by Vibalogics, the same shall be rendered by Vibalogics in accordance with the provisions of this Agreement, provided that the Parties have agreed on financial conditions and additional Services and have documented such conditions in a duly signed Contract or an Addendum to the Project Agreement.

(6) Partner may supply Vibalogics if so requested under a Project Agreement with all

necessary material, information and data at its own cost and risk in a sufficient amount and according to the relevant time schedule agreed upon between the Parties. Such material, information and data shall be provided in accordance with all applicable laws, rules and regulations and shall be and remain the sole and exclusive property of Partner; material, information and data shall to the extent possible be returned to Partner immediately upon its request and upon termination of the relevant Project Agreement.

(7) Partner warrants that it will comply with any statutory laws and regulations and any other provisions relating to the sale, distribution and marketing of the Contract Product, including that it will conclude statutory clinical trial and product liability insurance with respect to the product produced under a Project Agreement. Partner will provide to Vibalogics evidence of the conclusion of statutory clinical trial insurance and product liability insurance.

(8) In case Vibalogics provides GMP-services, the Parties will conclude a TQA which will become part of the Project Agreement.

(9) For all questions regarding the technical and quality aspects of the Services each Party will name competent contact persons which are listed in the TQA. Vibalogics shall not be obliged to provide Product Quality Reviews (PQR).

Article 3
Reporting

(1) Upon finalization of the Project Agreement or upon times as agreed upon in Appendix I Vibalogics will provide Partner with Reports concerning the conduct of the Services, the outcome thereof and any additional data and/or information related thereto.

(2) Reports shall be deemed accepted by Partner 20 working days after receipt thereof. Within the 20 working day period Partner may request Vibalogics to adapt or further elaborate the Reports. The adapted Report will be provided by Vibalogics within 20 working days.

(3) Unless otherwise agreed in writing with Partner, GMP-related data and Reports will be stored by Vibalogics for 5 years, any other data for three years.

(4) Vibalogics shall allow Partner to inspect and audit the original records of the data upon prior notice given by Partner.

Article 4
Rights / Inventions

(1) Background IP. Each party retains and shall own all of its rights, title and interest in and to all of its respective Background IP.

(2) Foreground IP. The Results and any and all Foreground IP shall be the sole and exclusive property of Partner. Vibalogics hereby assigns, transfers and conveys, and will assign, transfer and convey to Partner all of its rights, title and interest in and to any Results and Foreground IP. Vibalogics agrees to execute and have executed by relevant personnel and individuals all oaths, assignments, inventors' declarations and other relevant documentation (at Partner's reasonable expense) reasonably necessary to effect the transfer of ownership contemplated under this Article 5. In addition, Vibalogics shall support and assist Partner in all matters relating to filing, prosecuting and enforcing patents and patent applications on the Foreground IP, at Partner's expense. For the avoidance of doubt it is hereby expressly clarified that the improvement and further development of Background IP, and the development of new IP which was developed in the course of but not in connection with or specifically for a Project is neither Foreground nor Background IP. Such IP shall exclusively vest in Vibalogics.

(3) Licenses.

- License to Vibalogics' Background IP. Vibalogics hereby grants and will grant to Partner a worldwide, perpetual and irrevocable, non-transferable (except in a Change of Control Event of Partner) and sub-licensable right and license under Vibalogics Background IP which is anticipated to be required in order to exploit the Results or Foreground IP for the sole purpose of exploiting the Results and/or the Foreground IP. The term of the license to Vibalogics' Background IP is limited to the term of this Agreement.
- License to Partner's Background IP. Partner hereby grants to Vibalogics a worldwide, non-exclusive, royalty-free, fully-paid-up, non-transferable and non-sublicensable license to use Partner's Background IP for the sole purpose of performing and providing the Services under this Agreement and only during this term.

(4) No other rights. Except as expressly set forth in this Article 4, neither party shall be deemed to grant, whether by implication, estoppel or otherwise any right, license or ownership to any of its technology or IP rights which are hereby reserved by each party.

(5) For clarification: Partner reserves title in the physical property of the materials produced under the respective Project Agreements, data etc.

Article 5
Remuneration

(1) Vibalogics shall be entitled to a remuneration which will be agreed upon between the Parties for the individual Project Agreement and the Services provided hereunder.

Vibalogics shall send invoices to:

Mr. Fred Cobb
CFO
Advaxis, Inc
675 Route 1
Suite 113
North Brunswick, NJ 08902
USA

(2) Notwithstanding the foregoing Partner agrees to pay Vibalogics the remuneration for milestones and work packages of Services as follows:

a) 50% upon beginning with a milestone or work package of Services for the relevant Project Agreement;
b) 30% upon finalization of the milestone or work package of Services;
c) 20% upon acceptance of the respective Report.

Payments are effective 30 days after receipt and date of invoice.

(3) In case Vibalogics supplies the material and equipment needed for the accomplishment of Services for the Project Agreement, Partner will bear the costs for the material and equipment plus an additional overhead expense. Net invoice amounts of below 500 Euro will be charged with a fee of 25% and amount above 500 Euro will be charged with a fee of 15%. Any and all such costs shall be subject to Partner's prior written approval. Vibalogics acknowledges that title to the material and equipment, the costs of which were borne by Partner, shall at all times remain with Partner and all unexploited material and equipment, the costs of which were borne by Partner, shall be duly furnished to Partner upon termination for any reason of this Agreement or any respective Project Agreement. Material, equipment, and installation and qualification of equipment, if applicable, will be billed to Partner quarterly.

(4) Travel expenses and allowances shall subject to Partner's prior written approval. If approved, they shall be borne by Partner, provided that all relevant receipts are delivered to Partner.

(1) In the event of early termination of this Agreement by Partner, other than due to Cause, as defined in Article 7 below, Vibalogics shall be entitled a remuneration/payment for all non-cancellable obligations, incurred prior to the date of termination, however at least 50% of the remuneration due under a commissioned milestone based work package of the Project Agreement.

Article 6
Inspection and Audit

(1) Inspection Rights. Partner's representatives may upon written notice, during normal business hours and without undue disruption of Vibalogics' normal business practices, visit and/or inspect any facilities where the Services are being performed. Vibalogics shall use reasonable efforts to cooperate with Partner with respect to any visits and/or inspections.

(2) Audit. During the term of this Agreement, Partner, after providing at least thirty (30) days prior written notice to Vibalogics, but no more than twice per year, shall have the right, at its own cost and expense, to audit Vibalogics records solely with respect to this Agreement and specifically with regard to expenses incurred and work performed regarding the Services. In the event that any examination of such records reveals an error exceeding 5% (five percent) of the total sums paid to Vibalogics, the cost of such inspection and audit shall be borne by Vibalogics. Notwithstanding the expiration or termination of this Agreement such inspection may take place until all outstanding claims have been settled to the satisfaction of the parties hereto.

(3) Vibalogics will allow Partner and competent authorities to perform quality audits against pre-agreed standards, e.g. Commission Directive 2003/94/EC.

Article 7
Term and Termination

(1) This Agreement shall come into full force and effect upon signature hereof and shall remain in full force and effect for a period of two years. Thereafter it will automatically be prolonged for one year periods unless it has been terminated in accordance with para. (2) below.

(2) Each party shall be entitled to terminate this Agreement for any reason whatsoever by giving the other party with one hundred thirty five (135) days prior written notice. In addition, either party may terminate this Agreement in the event of Cause, as defined below. For the purpose of this Agreement "Cause" shall mean the following circumstances and conditions:

if the other Party files a petition of insolvency, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee; or

if the other Party is in breach of any of its material obligations or warranties under this Agreement, including any payment and/or delivery obligations, and if, upon written notice, the defaulting Party has not remedied such breach within thirty (30) days from the receipt of such notification.

(3) It is understood and agreed that the termination for any reason of this Agreement shall result in the immediate termination of all the respective Project Agreements, then in effect, unless the parties expressly agree otherwise in writing. It is further understood and agreed that the termination for any reason of a respective Project Agreement shall not affect the validity of this Agreement, which shall remain in full force and effect, unless expressly agreed otherwise by the parties in writing.

Article 8
Independent Contractor

(1) Vibalogics shall be deemed to be and shall be an independent contractor and as such Vibalogics shall not be entitled to any benefits applicable to employees of Partner.

(2) Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by acts or conduct of the other Party.

Article 9
Confidentiality

(1) The Parties agree to keep secret and not to disclose Confidential Information to any third party.

(2) The Parties further agree that they may only use such information for the purpose of carrying out the Services under this Agreement and for the Project Agreements. The

confidentiality obligation as set forth above shall not apply to information which the disclosing Party can prove:

a) was already known at the time of receipt;
b) was at the time of receipt already in the public domain;
c) will enter the public domain after disclosure without wrongful act of Partner.
d) was disclosed to the receiving Party by a third party, who may to the best of the receiving Party's knowledge lawfully do so under no obligation of confidentiality;
e) is required to be disclosed by law or court order, provided that notice thereof is promptly delivered to the other Party in order to provide for an opportunity to challenge or limit such discloser obligation.

(3) Confidential Information may be disclosed to third parties only upon prior written approval of the respective other Party and in case that such third party has a need to know and is bound by a confidentiality obligation with at least the same standards like the one between the Parties. In case Confidential Information is disclosed to Lohmann Animal Health GmbH & Co. KG, the approval of Partner shall be deemed given.

(4) Neither Party will use the name of the other Party or any of the other Party's employees for advertising and/or publicity purposes without its or their respective written consents.

(5) The obligation of confidentiality and non-use as set forth above shall survive the termination or expiration of this Agreement for a period of 10 years.

Article 10
Representations and Warranties

(1) Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that:
  (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and
  (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and
  (c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(2) Vibalogics Representations and Warranties. Vibalogics hereby represents and warrants that:

(a) The Services are and shall be provided in compliance with all applicable laws, rules and regulations and with the standards of care internationally customary. Unless otherwise expressly agreed in an individual Project Agreement, Vibalogics does not warrant a certain success – scientifically or commercially – of the outcome of the Services provided. Moreover, Vibalogics makes no warranties that the content of Services will not infringe any Intellectual Property of a third party.

(b) For the avoidance of doubt it is hereby expressly clarified that non-GMP batches may not be used with human beings. Vibalogics excludes any liability for a violation of this provision.

(c) To the best of Vibalogics' knowledge, the Results created by Vibalogics and the Foreground IP and Vibalogics' Background IP needed for their exploitation, if any, do not and will not infringe any patents, copyrights, trademarks, or other intellectual property of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending, against Vibalogics (or, insofar as Vibalogics is aware, any entity from which Vibalogics has obtained such rights);

(d) Vibalogics has the ability, knowledge, and skill to perform all its duties under this Agreement.

(e) Vibalogics warrants that the Services shall be performed and the Results and the Foreground IP shall be prepared in a manner in accordance with the provisions of the respective Project Agreements and with utmost professional diligence and skill, and that Vibalogics shall perform all of its duties under this Agreement and under the Project Agreements, if any, in compliance with applicable law.

Article 11
Indemnification

(1) Vibalogics will indemnify Partner and its directors, officers, agents, and employees for, and hold them harmless against any liability, loss or damage they may suffer as the result of claims, demands, costs or judgments against them arising out of (i) Vibalogics' gross negligence or wilful misconduct in performing its activities under this Agreement and any Project Agreement; and/or (ii) arising out of a breach or violation of the

representations and warranties under this Agreement or any Project Agreement. Partner agrees to notify Vibalogics as soon as it becomes aware of any such claim.

(2) Without limiting Vibalogics responsibility under sub-clause (1) above, Vibalogics shall insure with a reputable insurance company against all loss and damage specified in sub-clause (1) above and all claims, demands, proceedings, damages, costs, charges and expenses whatsoever in respect thereof or in relation thereto and shall produce to the Partner such policy of insurance and receipts for premiums in respect thereof if called upon to do so.

Article 12
Limitation of Liability

EXCEPT FOR EITHER PARTY'S BREACH OF ARTICLE 10 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE USE OF THE RESULTS OR THE SALE OF PRODUCTS BASED ON OR INCORPORATING THE RESULTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF WARRANTY, CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE AND EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. IN ADDITION, VIBALOGICS SHALL BE LIABLE IN CASE OF GROSS NEGLIGENCE AND WILLFULL MISCONDUCT ONLY. MOREOVER, VIBALOGICS OVERALL LIABILITY SHALL IN ANY CASE BE LIMITED TO THE REMUNERATION TO BE PAID UNDER THE RESPECTIVE PROJECT AGREEMENT AFFECTED. THIS LIMITATION DOES NOT APPLY IN CASE OF WILLFULL MISCONDUCT. MANDATORY PROVISIONS REMAIN UNAFFECTED.

Article 13
Applicable Law and Jurisdiction

(1) This Agreement shall be interpreted and governed by the substantive laws of Germany without regard to conflict of law principles. In case of any disputes arising out of or in connection with this Agreement or any Project Agreement, Partner will initiate legal proceedings against Vibalogics only in Hamburg/Germany, whereas Vibalogics will initiate legal proceedings against Partner only in North Brunswick, New Jersey/USA.

(2) In case of any disputes concerning the "standard of care internationally customary", an independent laboratory shall decide the questions in dispute. The competent laboratory will be appointed by the Parties in the Project Agreement.

Article 14
Force Majeure

(1) Vibalogics shall not be liable for any consequences resulting from or out of force majeure of any kind, such as unforeseeable disruption of production, dispatch of shipment, fire damage, flooding, unforeseeable shortage of labor, energy, raw material or supplies, strikes, lockouts, acts of government or any other hindrances beyond its control.

(2) Except where the nature of the event of force majeure shall prevent it from doing so, Vibalogics shall notify Partner in writing as soon as it becomes aware of the occurrence of the same and shall in every instance, to the extent it is capable of doing so, use all reasonable effort to remove or remedy such cause.

(3) If the event of force majeure prevails, or is expected to prevail for a period of 30 days or more, the Parties will meet and discuss means for overcoming any difficulties resulting from force majeure.

(4) Notwithstanding paragraph 3 above, if Vibalogics is prevented from performing its obligations under this Agreement for a continuous period of sixty (60) days due to an event of force majeure, this Agreement may be terminated by Partner effective upon written notice to Vibalogics.

Article 15
Miscellaneous

(1) This Agreement constitutes the entire Agreement between the Parties relating to the subject matter hereof and all prior proposals, discussions and writings by and between the Parties with respect to the same are superseded hereby.

(2) No modification, change, alteration or addition to this Agreement shall become effective unless made in writing, properly executed by authorized representatives of both Parties, and identified as an amendment to this Agreement. This shall also be applicable for any modification, change, alteration or addition to this clause.

(3) If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be effected but shall remain valid and enforceable to the fullest extent permitted by law. The Parties hereto shall use their best efforts to

substitute such invalid or unenforceable provision by a valid, legal and enforceable provision, which, insofar as practicable, is in line with the economic purpose of the invalid or unenforceable provision.

(4) Vibalogics shall not assign this agreement or any part of the Services or subcontract or delegate any of its obligations without Partner's prior written consent and subject to Partner's written approval of the subcontract's identity and the terms of the subcontract agreement executed between Vibalogics and said subcontractor. If parts of the Services are subcontracted, Vibalogics shall at all times remain fully responsible for the performance of any subcontractors hereunder and for all acts and omissions thereof.

(5) Partner shall be free to assign this Agreement in its sole discretion to its Affiliates or to an entity that acquires a majority of the assets of Partner to which this Agreement relates or all in case of a Change of Control Event of Partner. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

(6) Vibalogics shall not during the period of this Agreement and for six (6) months thereafter, approach, or induce with offers of employment, directly or indirectly, any Partner staff it comes into direct contact with in performing its duties under this Agreement without Partner's prior written agreement.

(7) Vibalogics agrees and undertakes to procure that during the period of this Agreement any Vibalogics personnel involved in the provision of the Services shall not, without Partner's prior written consent, engage in any business which involves the manufacture of a *Listeria* based formulation for therapeutic use.

(8) Each Project Agreement shall be automatically deemed to include all the terms and provisions of this Agreement and all capitalized terms which are defined in this Agreement shall have the same meaning in each respective Project Agreement, provided that: (a) the parties may otherwise agree in writing, and (b) whenever the provisions of a respective Project Agreement conflict with the provisions of this Agreement, the provisions of the respective Project Agreement take precedence over the provisions of this Agreement but only for the purposes of that Project Agreement and the provisions of this Agreement are not otherwise amended, modified, cancelled, waived or released.

CONFIDENTIAL

Cuxhaven, _______ 2008

North Brunswick, 7-APR- 2008

____

Dr. Bruno Kaesler
(Managing Director)
Vibalogics GmbH

John Rothman

Dr. John Rothman
(Vice President; Clinical Development)
Advaxis Inc.

____

Dr. Stefan Beyer
(Managing Director)
Vibalogics GmbH